Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form F-3 No. 333-217806) of Fiat Chrysler Automobiles N.V.,

2)
Registration Statement (Form S-8 No. 333-201440) pertaining to the Fiat Chrysler Automobiles N.V. Equity Incentive Plan and the Fiat Chrysler Automobiles N.V. Remuneration Policy of Fiat Chrysler Automobiles N.V.;

of our reports dated February 22, 2016, with respect to the consolidated financial statements of FCA Bank S.p.A. for the year ended December 31, 2015 included in this Amendment to the Annual Report on Form 20-F (Form 20-F/A - Amendment No.1) for the year ended December 31, 2017.

/s/Ernst & Young S.p.A.

Turin, Italy

March 2, 2018